MASTER OPTION AGREEMENT

Between

LACUS MINERALS S.A.

- and -

LI3 ENERGY, INC.

Dated as of March 12, 2010

TABLE OF CONTENT

1.	INTERPRETATION	2
1.1	Definitions	2
1.2	Extended Meanings	8
1.3	Headings	8
1.4	Statutory References	8
1.5	Currency	8
1.6	Argentine Affiliate	8
1.7	Business Day	8
1.8	Schedules	9
2.	TITLE TO PROPERTIES	9
3.	REPRESENTATIONS AND WARRANTIES	10
3.1	Representations and Warranties of Lacus	10
3.2	Representations and Warranties of LI3	11
4.	CONSIDERATION AND FIRST OPTION MAINTENANCE	12
5.	OPTIONS	12
5.1	The Options	12
5.2	First Option	12
5.3	Second Option	13
5.4	Third Option	14
5.5	Option is Option Only	14
5.6	Voluntary Termination of First Option by LI3	14
5.7	Obligations of LI3 Upon Termination of First Option	14
6.	COVENANTS	15
6.1	No Liens	15
6.2	Duties and Obligations of Lacus	15
6.3	Maintenance of the Properties	15
6.4	Access Permits	15
6.5	Amendment of Category of Minerals	15
6.6	Notices	16
6.7	Newco Activity	16
7.	FORMATION OF NEW ARGENTINE COMPANY	16
7.1	Newco	16
7.2	Alternative Structure	16
8.	ESCROW	16
9.	GUARANTEES	17
10.	EXPLORATION WORKS	18
10.1	During First Exploration Phase	18
10.2	After First Exploration Phase	19
11.	COSTS AND EXPENDITURES	20
11.1	During First Exploration Phase	20
11.2	During Second Exploration Phase	20
11.3	After Second Exploration Phase	21
12.	CLOSING	21
12.1	Closing	21
12.2	Lacus Closing Documents	21
12.3	Sign Off	22
12.4	Execution Agreements	22
12.5	Non-Performance of Conditions	22
13.	EXECUTIVE COMITEE	22
14.	ACCESS TO DATA AND CONFIDENTIALITY	23
15.	MANAGEMENT OF THE PROPERTIES	24
16.	AREA OF MUTUAL INTEREST	24
17.	RELATIONSHIP BETWEEN THE PARTIES AS FROM EXPIRATION OF SECOND EXPLORATION PHASE	25
17.1	Governing Body	25

17.2	Expenditures	25
17.3	Funding of Newco	25
17.4	Failure in Funding the Newco	25
17.5	Dilution to Net Profits Interest	25
18.	GENERAL BUSINESS CONDITIONS	26
18.1	Payments	26
18.2	Indemnity	29
18.3	Confidentiality	29
18.4	Default	30
18.5	Governing Law	31
18.6	Assignment	31
18.7	Arbitration	31
18.8	Force Majeure	32
18.9	Adverse Claims as to Title to the Properties	32
19	GENERAL CLAUSES	32

	Schedule "I" - Description of the Properties
	Schedule "II" – Salars (AMI)
	Schedule “III” - Mining Rights Purchase Agreements
	Schedule "IV" - Third Parties Option Agreements
	Schedule “V” – Evidence of Assignment and Consent
	Schedule “VI” - R&W Letter
	Schedule “VII” - Management Committee Rules
	Schedule “VIII” - Services Agreement I
	Schedule “IX” - Term Sheet Services Agreement II
	Schedule "X" - Term Sheet Shareholders’ Agreement
	Schedule “XI” - Term Sheet Newco’s By-laws
	Schedule “XII” - Lacus Escrow Agreements
	Schedule “XIII” - Term Sheet LI3 Escrow Agreement
	Schedule “XIVI” – Bank Account

THIS AGREEMENT is made as of the 12 day of [March], 2010 (the "Effective Date")

Between:

LACUS MINERALS S.A.,
a corporation formed under the laws of Argentina

(hereinafter called "Lacus")

- and -

LI3 ENERGY, INC.,
a corporation formed under the laws of Nevada

(hereinafter called "LI3")

RECITALS

(a)
Lacus beneficially owns a one hundred percent (100%) interest in the Properties (as defined herein) known as the Centenario Brine, the Rincon Brine and Pocitos, all located in the region of Puna, Argentina.

(b)
Puna Litihium Corporation (“Puna”) entered into a letter of intent dated November 23rd, 2009 with Lacus, Beatriz Vazquez Nístico and Daniel Boris Gordon (the "Letter of Intent I"), pursuant to the negotiation of a certain option and joint venture agreement whereby (i) Lacus would grant to Puna three options to acquire up to an aggregate of eighty five per cent (85%) interest in Lacus’ Properties (as defined herein), and (ii) Puna and Lacus would develop the Properties under the joint venture.

(c)
Puna, Lacus and LI3 entered into a binding letter agreement dated January 8th, 2010 (the "Letter of Intent II", and together with the Letter of Intent II, the “LOIs”) pursuant to which the parties agreed that certain salar acreage defined therein constitutes an area of mutual interest between each of Puna, LI3 and Lacus.

(d)
Puna and LI3 entered, on the date hereof, into an assignment agreement, pursuant to which Puna assigned to LI3, Puna’s rights and obligations under the LOIs, subject to the terms and conditions set forth thereunder (the “Assignment Agreement”), and Lacus has provided its consent to such assignment, as evidenced in Schedule “V” hereto.

(e)	LI3 wishes to obtain an option to acquire up to an eighty-five percent (85%) interest in the Properties, pursuant and subject to the terms and conditions of this Agreement.

(f)	Lacus and LI3 wish to jointly develop, through a Newco (as defined herein), the Properties, pursuant and subject to the terms and conditions of this Agreement.

(g)
Lacus and LI3 have decided to terminate the LOIs, and have agreed that all rights and obligations between them will be governed by the terms and conditions set forth in this Agreement, provided that all terms and conditions set forth in the LOIs will be superseded by the terms and conditions set forth herein.

(h)	Lacus and LI3 wish to align their interests in respect to the acquisition of additional exploration and/or mineral rights and/or property interests in the AMI (as defined herein).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of foregoing, and intending to be legally bound by the terms set forth hereof, the Parties agree as follows

SECTION 1 - INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, in this Agreement, the following terms shall have the meanings set out below:

“Adverse Claim” has the meaning ascribed thereto in Section 18.9 of this Agreement.

"Affiliate" means a corporation which, directly or indirectly, controls, or is controlled by or is under common control with, a Party.  The term "control", as used herein, means the rights to the exercise of, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled company.

"Agreement" means this Master Option Agreement, including the recitals herein and the schedules hereto, all as amended from time to time.

“AMI” has the meaning ascribed thereto in Section 16 of this Agreement.

“AMI Properties” means any property or mineral right for lithium and/or potash exploration which are in an early stage of exploration acquired directly or indirectly by any of the Parties inside the AMI, including any property acquired under the Third Parties Option Agreements.

“Applicable Laws” means all federal, provincial, territorial, municipal and local Laws (statutory or common), rules, resolutions, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Parties, the Properties and/or Mining Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make Laws applicable to the Parties during periods when the Laws are not applicable by their terms or the timing of their enactment.

“Assignment Agreement” has the meaning ascribed thereto in Recital (d) of this Agreement.

"Business Day" means any day which is not a Saturday or Sunday on which banks in the State of Nevada, United States of America or Buenos Aires, Argentina –depending where the relevant obligation has to be complied with- are open for business either in United States of America or Argentina, as applicable.

"Claim" means any claim, demand, action, cause of action, damage, loss, cost, liability, obligation or expense, including professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

"Closing" means the completion of the transactions as contemplated herein.

"Closing Date" means the date on which the Properties are properly and validly recorded in the name of Lacus.

“Closing Time” has the meaning ascribed thereto in Section 12.1 of this Agreement.

“Commercial Production" means, and is deemed to have been achieved, when the major facilities described in the Feasibility Study  have operated for a period of ninety (90) consecutive production days at the designed rate ..

"Confidential Information" has the meaning ascribed thereto in Section 18.3(a) of this Agreement.

"Dispute" has the meaning ascribed thereto in Section 18.7 of this Agreement.

"Effective Date" means the date first written above.

"Environmental Laws" means all Laws at the national, provincial and municipal levels relating to reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Executive Committee” has the meaning ascribed thereto in Section 13.1 of this Agreement.

“Exercise Note” has the meaning ascribed thereto in Section 5.2(b) of this Agreement.

"Expenditures" means all direct and indirect charges, expenses and costs of, or incidental to, Mining Operations, where, in respect to the Work Commitments only, the term Expenditures shall mean all direct and indirect charges, expenses and costs of, or incidental to, only those Mining Operations focused on assessing lithium and/or potash resources in any acreage on the Properties.

"Feasibility Plan" means a plan for a Feasibility Study based on the results of the Independent Technical Report, that will include:

a.	The basic engineering of a pilot plant.

b.	The designed inflows and outflows of the pilot plant.

c.	A quarterly detailed budget (cost and time) for :

i.	Designing, erecting and starting up a pilot plant.

ii.	Operating the pilot plant.

iii.	Delivering the Feasibility Study

"Feasibility Study" means, in respect of any acreage in the Properties, a comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production and includes a study showing the feasibility of bringing the Properties or any portion thereof into Commercial Production at a commercially acceptable rate of return on capital, in such form and detail and using such assumptions as to mineral prices as are customarily and reasonably done at such time by major North American mining companies in determining the viability of mining projects similar to the Proposed Mine (as defined below) and shall include a reasonable assessment of the mineral reserves/resources and their amenability to milling prepared in conformity with the standards set out by an Independent Engineer; a complete description of the work, equipment and supplies required to bring the Properties into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the following information (to the extent relevant):

(i)	a description of that part of the Properties to be covered by the proposed mine or mines (referred to herein as the "Proposed Mine");

(ii)
the estimated proven and probable reserve of minerals derived from the diluted and recoverable measured and indicated resource base and a detailed geological report.  The reserve and resource model is to be confirmed by an independent external audit;

(iii)	the proposed procedure for Mining Operations;

(iv)	results of the relevant pilot plant;

(v)
detailed layout and plans of major facilities including site preparation, foundation designs, preliminary piping specification, quantity and layout for major process streams, process control and information systems, power supply and distribution systems, sewage treatment, potable water, fire protection, offices, laboratory, gatehouse, security system, access roads and yard;

(vi)
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements.  Commissioning costs, vendor representation, operating costs, sustaining capital and mine closure costs will be refined to achieve an accuracy in the range of ±15%.  The facility based capital cost estimate will be prepared to a target accuracy of ±15%.  A risk analysis on the estimated capital cost and contingency shall be conducted and reported in the study;

(vii)	environmental impact studies for the Proposed Mine and costs of such studies, and environmental, health and safety monitoring and management system and the costs of such system;

(viii)	the period in which it is proposed the Proposed Mine shall be brought into Commercial Production;

(ix)
working capital requirements for the initial six (6) months of operation of the Proposed Mine as a mine or such longer period as may be reasonably justified in the circumstances by the Person completing the study;

(x)	estimates of shutdown, mine closure and reclamation costs; and

(xi)
the results of an economic analysis (including return on investment and net present value) and the required sensitivities applied to demonstrate the viability of the Proposed Mine over a range of potential variables;

“First Category of Minerals” means the category and minerals identified under Section 3 of the Argentinean Mining Code.

“First Exploration Phase” means the period to be considered as of Effective Date and the exercise of the First Option and effective transfer of the Properties to Newco or an alternative structure.

"First Option" has the meaning ascribed thereto in Section 5.1(a) of this Agreement.

"First Option Period" means the period to be considered as of Closing Date and the exercise of the First Option and effective transfer of the Properties to Newco or an alternative structure.

"Force Majeure" means the force majeure in the terms and conditions set forth in Section 18.8 of this Agreement.

“Group 1 of Properties” means those Properties identified in Schedule “I” of this Agreement as such, which were acquired by Lacus from the Recorded Owners under the Mining Rights Purchase Agreement.

“Group 2 of Properties” means those Properties identified in Schedule “I” of this Agreement as such, which were claimed by Lacus as vacant mines.

"Indemnified Parties" has the meaning ascribed thereto in Section 18.2(a) of this Agreement.

"Indemnifying Party" has the meaning ascribed thereto in Section 18.2(a) of this Agreement.

“Independent Engineer” means the qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.]

“Independent Technical Report”: means the report which assess the mineral resources in the Properties after the Work Commitments are completed, in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Intervening Event” has the meaning ascribed thereto in Section 18.8 of this Agreement.

"Lacus" means Lacus Minerals S.A.

“Lacus Escrow Agreements” has the meaning ascribed thereto in Section 8 of this Agreement.

"Letter of Intent I" has the meaning ascribed thereto in Recital (b) of this Agreement.

"Letter of Intent II” has the meaning ascribed thereto in Recital (c) of this Agreement.

"LI3" means LI3 Energy, Inc.

“LI3 Escrow Agreement” has the meaning ascribed thereto in Section 9.1(a)(iii) of this Agreement.

"Lien" means any lien, security interest, mortgage, charge, deed of trust, encumbrance, hypothec, pledge, net profits interest, royalty, overriding royalty interest or other Claim, whether registered or unregistered, and whether arising by agreement, statute or otherwise, of any and every nature or kind whatsoever.

“LOIs” has the meaning ascribed thereto in Recital (c) of this Agreement.

"Management Committee" means the committee established by the Parties as of the date of exercise of the First Option, in accordance with the terms and conditions set forth in Section 10.2, which governing rules are attached hereto as Schedule “VII”.

“Mining Authority” means the Mining Court of the Province of Salta.

"Mining Fees" means fees to be paid under the Properties’ files, as requested by Section 213, 215, 216 and any other relevant section of the Argentinean Mining Code.

"Mining Operations" means every kind of work done on or in respect of the Properties, by or on behalf of a Party (including, but not limited to, the Operator) as of the Second Exploration Phase and in particular Mining Operations shall include, among other things:

(i)
carrying out, or causing to be carried out, exploration work including but not limited to line cutting, geophysical, geochemical and geological surveys, library research, report preparation, studies, mapping, assaying and metallurgical testing, investigating, drilling, examining, equipping, improving, surveying, trenching, shaft-sinking, raising, crosscutting and drifting the Properties, searching for, digging, trucking, sampling, working and procuring ores, bringing mining lands to lease or patent and keeping the same in good standing, obtaining mineral properties or exploration, environmental, rehabilitation, public consultation, advanced exploration permitting, development, mining or other licenses, permits or mining claims and maintaining same in good standing, and in doing all other exploration, development, pre-production, mining or reclamation work,

(ii)	paying wages, salaries and benefits of individuals engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such individuals,

(iii)
paying insurance premiums and assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such individuals,

(iv)	making payments in respect of exploration permits, leases, licenses, mining claims, taxes, rates, assessments or other governmental charges in connection with the Properties,

(v)
purchasing, leasing or renting plant, buildings, space, machinery, tools, appliances, equipment or supplies or incurring other capital expenses, and installing, erecting, detaching or removing any such assets on or from the Properties, and

(vi)	managing or supervising any work which is done in respect of the Properties, or in any other respects necessary or desirable, in the opinion of the Parties or the Operator.

“Mining Rights Purchase Agreement” means the three (3) mining rights purchase agreements attached hereto as Schedule “III”, entered into by and between the Recorded Owners and Lacus -by means of pubic deeds- on February 22nd, 2010, pursuant to which Lacus acquired the Group 1 of Properties from the Recorded Owners for the consideration established therein. These deeds reflect the exact content of the private documents executed by and between the Recorded Owners and Lacus on November 18th, 2009.

“Mortgage Secured Obligations” has the meaning ascribed thereto in Section 9.1(a) of this Agreement.

“Newco” means the company ruled by the Argentinean Business Association Law to be incorporated once the First Option is exercised in order to be the owner of the Properties.

"Operator" means Newco, or such other Party responsible for carrying out, or causing to be carried out, all Second Exploration Phase and Mining Operations works in respect of the Properties.

"Option" has the meaning ascribed thereto in Section 5.1 of this Agreement.

"Party" and "Parties" means LI3 and Lacus as the parties to this Agreement and their successors and permitted assigns or, in respect to the agreements attached as a Schedule hereto, the parties defined thereto.

"Person" means an individual, firm, trust, partnership, association corporation, government or governmental board, department, agency or authority and the heirs, executors, administrators or other legal representatives of an individual.

“Pesos” means the currency of Argentina which at the relevant time is legal tender for the payment of public or private debts.

"Properties" means the mining properties granted through the concession regime of the Argentinean Mining Code and identified under Schedule “I” to this Agreement.

“Properties Data” has the meaning ascribed thereto in Section 14 of this Agreement.

“Puna” has the meaning ascribed thereto in Recital (b) of this Agreement.

“Recorded Owners” means Daniel Boris Gordon and Claudio Larotonda.

“Salars” mean the Centenario, Pocitos and Rincon brines as identified in the map attached as Schedule “II” to this Agreement.

“Second Category of Minerals” means the category and minerals identified under Section 4 of the Argentinean Mining Code.

“Second Exploration Phase” means the period considered as of exercise of the First Option and effective transfer of the Properties to Newco or an alternative structure until commencement of Commercial Production.

"Second Option" has the meaning ascribed thereto in Section 5.1(b) of this Agreement.

"Services Agreement I" means the services agreement to be entered into by and between Lacus and LI3 as of the Effective Date, pursuant to which Lacus will perform certain exploration works in the Properties as detailed in Section 10.1(c)(i) herein, in substantially the form attached as Schedule "VIII" to this Agreement, including every schedule or appendix thereto, as amended in writing from time to time in accordance with the provisions hereof and thereof.

"Services Agreement II" means the services agreement to be entered into by and between Lacus and LI3 as of the Closing Date, pursuant to which Lacus will perform certain exploration works in the Properties during the First Exploration Phase as detailed in Section 10.1(c)(ii) herein, to be drafted following the guidelines attached as Schedule "IX" to this Agreement, including every schedule or appendix thereto, as amended in writing from time to time in accordance with the provisions hereof and thereof.

"Shareholders' Agreement" means the shareholders' agreement to be entered into between each of Lacus and LI3 as of the date of exercise of the First Option, in line with the key terms and conditions attached as Schedule "X" to this Agreement, and in substantially the form to be agreed on by Lacus and LI3 as of Closing Date, as indicted in Section 12.3(b) hereto.

"Third Option" has the meaning ascribed thereto in Section 5.1(c) of this Agreement.

“Third Parties Option Agreements”: means the two (2) mining option agreements attached hereto as Schedule “IV”, entered into by and between (i) Lacus and Salvador Sangedolce Aleman on December 11th, 2009; and (ii) Lacus and Pablo Cristian Sanchez on November 6th, 2009; pursuant to which Lacus acquired certain options to acquire certain mining properties described therein.

“Third Parties Option Payments” means the payments to be done under by Lacus under the Third Parties Option Agreements, which for certainty comprise (i) the price for maintaining and exercising the option; and (ii) the mining fee to be paid to the Mining Authority under the applicable files in accordance with Applicable Laws.

“U.S. dollars” or “US$” means the currency of the United States of America which at the relevant time is legal tender for the payment of public or private debts.

"Work Commitments" has the meaning ascribed thereto in Section 4(c) of this Agreement.

“Work Plan” has the meaning ascribed thereto in Section 10.1(f) of this Agreement.

"Working Right " has the meaning ascribed thereto in Section 10.1(a) of this Agreement.

1.2	Extended Meanings. Unless otherwise specified, words importing the singular include the plural and vice versa. The term "including" means "including, without limitation".

1.3	Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4
Statutory References.  Each reference to a statute in this Agreement includes the rules and regulations made under that statute, as same may be amended or re-enacted or re-promulgated from time to time.

1.5	Currency. All currency amounts in this Agreement are in U.S. dollars, unless specified to the contrary.

1.6
Argentine Affiliate.  Provided that LI3 will conduct its business -in connection with the Agreement- in Argentina through an Argentine’s Affiliate, LI3’s rights and obligations set forth hereunder can be exercised, complied and enforced –at LI3’s sole discretion- through the Argentine’s Affiliate, including but not limited to (i) payments foreseen hereunder, and (ii) holding of Newco’s shares.

1.7
Business Day. If a payment date hereunder ends in a date other than a Business Day, such date will be postponed to the next following Business Day, and no interest accrual will be applied for such postponement.

1.8	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule	Description

(a)	Schedule "I"	Description of the Properties

(b)	Schedule "II"	Salars (AMI)

(c)	Schedule “III”	Mining Rights Purchase Agreements

(d)	Schedule "IV"	Third Parties Option Agreements

(e)	Schedule “V”	Evidence of Assignment and Consent

(f)	Schedule “VI”	R&W Letter

(g)	Schedule “VII”	Management Committee Rules

(h)	Schedule “VIII”	Services Agreement I

(i)	Schedule “IX”	Term Sheet Services Agreement II

(j)	Schedule "X"	Term Sheet Shareholders’ Agreement.

(k)	Schedule “XI”	Term Sheet Newco’s By-laws

(l)	Schedule “XII”	Lacus Escrow Agreements

(m)	Schedule “XIII”	Term Sheet LI3 Escrow Agreement

(n)	Schedule “XIV”	Bank Account

SECTION 2 - TITLE TO PROPERTIES

Lacus is, as of the Effective Date, the sole beneficial owner of the Properties. Notwithstanding the foregoing, as of the date hereof:

(a)	Group 1of Properties: the transfer of ownership of the Group 1 of Properties from the Recorded Owners to Lacus has not been recorded under the mining files;

(b)
Group 2 of Properties: Lacus has not obtained a resolution by the Mining Authority granting the mining rights over the Group 2 of Properties to Lacus (which properties were declared vacant by the Mining Authority for the failure of their former titleholders in fulfilling certain maintenance obligations set forth under applicable Laws); however the Mining Authority has received the relevant application of Lacus in connection with Group 2 of Properties, and has acknowledged Lacus as a party under the files

As of Closing Date, transfer of ownership rights of Group 1 of Properties and Group 2 of Properties shall be duly registered under the files in favor of Lacus, as stated in Sections 12.2(c) and 12.2(d) herein.

SECTION 3 - REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Lacus. Lacus represents and warrants to LI3 that:

(a)	it is a body corporate duly formed, organized and validly subsisting under the laws of its incorporating jurisdiction

(b)
it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this agreement and all requisite corporate acts and proceedings have been taken so that it may enter into, execute and deliver this Agreement and perform its obligations hereunder, and it is under no disability which would reasonably be expected to hinder, prevent or delay the performance of its obligations hereunder;

(c)
has the full right to transfer to LI3 up to an effective undivided eighty-five (85%) percent right, title and working interest in and to the Properties in accordance with the provisions of this Agreement;

(d)	the concessions of the Properties:

(i)	were validly issued,

(ii)	are registered before the Mining Authority as indicated in Section 2,

(iii)
are presently in good standing, including with respect to the payment of all Mining Fess, taxes and duties and the filing of all assessment reports required to date, subject to compliance with Applicable Laws of Argentina in connection therewith, and

(iv)	are presently free and clear of any Liens or encumbrances;

(e)
all operations on the Properties by Lacus have been in compliance with all Applicable Laws, including but not limited to mining, labour and taxation laws and Environmental Laws and there are no outstanding work orders or actions to be taken under Argentine legal requirements in respect of the Properties;

(f)	Lacus has the rights to explore the Properties and Lacus has not been served with any notice of any adverse Claims against any of the Properties;

(g)	to the best Lacus’ knowledge the surfaces properties are fiscal lands;

(h)
to the best Lacus’ knowledge, information and belief, the Properties do not lie within any protected area, rescued area, reserve, reservation, reserved area or special needs lands as designated by any governmental entity having jurisdiction, that would materially impair the development of a mining project on such lands;

(i)
to the best of Lacus’ knowledge, information and belief, the Properties do not lie within any border or frontier zone as designated by any governmental entity, that would have an impact on any foreign individual or company directly or indirectly controlled by a foreign company, that would acquire the Properties;

(j)	has an appropriate and accurate system to follow up, survey and timely pay the Mining Fees;

(k)
has made available to LI3 all material information in its possession or control relating to work done on or with respect to the Properties, provided that Lacus is not aware of any material facts or circumstances that have not been disclosed to LI3 and that should be disclosed to prevent the representations and warranties contained in this Section 3.1 from being misleading; and

(l)	There is no Person acting or purporting to act at its request that is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(m)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(n)
the execution and delivery of this agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

3.2	Representations and Warranties of LI3. LI3 represents and warrants to Lacus that:

(a)	it is a body corporate duly formed, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)
its common shares are presently listed and posted for trading on a stock exchange in United States of America and it is in good standing under applicable securities laws and the rules, regulations and policies of such stock exchange(s);

(c)
it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this agreement and all requisite corporate acts and proceedings have been taken so that it may enter into, execute and deliver this Agreement and perform its obligations hereunder, and it is under no disability which would reasonably be expected to hinder, prevent or delay the performance of its obligations hereunder;

(d)	There is no Person acting or purporting to act at its request that is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(e)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(f)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

SECTION 4 – CONSIDERATION AND FIRST OPTION MAINTENANCE

As (i) consideration for entering this agreement and (ii) a condition to maintain the First Option in good standing until duly exercised, LI3 must:

(a)	Pay to Lacus the sum of US$200,000.00 as of the Effective Date Date; and

(b)	Pay to Lacus the sum of US$500,000.00 on or before the first anniversary of the Effective Date; and

(c)
Complete a minimum of US$3,700,000.00, VAT included, in Work Commitments in respect to the Properties through duly incurring Expenditures in accordance with the Services Agreement I and the Service Agreement II (the "Work Commitments"), to be incurred as follows:

(i)	US$388,000.00, VAT included, as of Effective Date, in line with the terms and conditions set forth in the Services Agreement I;

(ii)	US$312,000.00, VAT included, on or before one month from Effective Date, in line with the terms and conditions set forth in the Services Agreement I; and

(iii)
US$3,000,000.00, VAT included, as from the Closing Date until the anniversary of the Closing Date, as requested by the Executive Committee, in line with the terms and conditions set forth in the Services Agreement II.

(d)	Deliver to Lacus the Independent Technical Report on or before the 18-month anniversary of Closing Date.

SECTION 5 – OPTIONS

5.1
The Options.  Lacus hereby grants to LI3 an irrevocable and exclusive option to become the owner of up to an eighty-five percent (85%) undivided interest free and clear of all liens, charges, encumbrances, security interests, royalties and adverse Claims in and to the Properties (the "Option"), where LI3 and Lacus hereby acknowledge and agree that in order to better protect each of LI3’s and Lacus’ interests in respect to the matters set forth herein and to avoid being deemed to have entered into a “company of mines” pursuant to the Argentine Mining Code, LI3 shall accept in lieu of such undivided interest in and to the Properties the equivalent percentage of issued and outstanding shares of the Newco.  The Option shall be comprised as follows:

(a)	An option (the "First Option") to acquire a fifty-five percent (55%) undivided beneficial interest in and to the Properties.

(b)	An option (the "Second Option") to acquire an additional twenty percent (20%) undivided beneficial interest in and to the Properties.

(c)	An option (the "Third Option") to acquire an additional ten percent (10%) undivided beneficial interest in and to the Properties.

5.2	First Option.

(a)	Prior Conditions to keep and maintain the exercise in force: In order to exercise the First Option, LI3 must have complied with the following prior conditions:

(i)	LI3 must have deliver to Lacus the Feasibility Plan on or before the 18-month anniversary of Closing Date.

(ii)
LI3 must have complied with the following: (1) obligations set forth in Section 4; and (2) payment of Mining Fee; and (3) payment of Third Parties Options Fees, unless otherwise decided not to exercise the options by the Executive Committee.

(b)
Term: The First Option shall be exercised within 30 days as from receipt of the Feasibility Plan by Lacus. For such purpose, LI3 shall furnish Lacus with an Exercise Note, indicating the date on which the First Option will be exercise by LI3, at least 5 days in advance to the exercise date (an “Exercise Note”).

(c)
Exercise Consideration:  As of the exercise date LI3 shall (i) pay US$650,000.00 to Lacus and (ii) transfer to the Newco the AMI Properties acquired by LI3 in the terms and conditions set forth in Section 7.1.

(d)
Option’s rights: Upon (i) exercise of the First Option by LI3, and (ii) payment of the First Option’s exercise price, Lacus shall (i) transfer the Properties and the AMI Properties acquired by Lacus to the Newco, in the terms and conditions set forth in Section 7.1 and (ii) transfer to LI3 fifty-five percent (55%) of the issued and outstanding shares of the Newco.

5.3	Second Option.

(a)	Prior Conditions to keep and maintain the exercise in force: In order to exercise the Second Option, LI3 must have complied with the following prior conditions:

(i)
Fund the Newco and instruct the Management Committee to timely comply  with the goals set forth in the Feasibility Plan and/or provide sufficient evidence that LI3 is taking all necessary measures to have a Feasibility Study in place as planned and/or accordingly cure any delays thereunder.

(ii)	LI3 must have furnished Lacus with a Feasibility Study in respect of any acreage in the Properties as of the date planned in the Feasibility Plan.

(iii)	LI3 must have complied with the following payments: (1) Mining Fee; and (2) if applicable, Third Parties Options Fees, unless otherwise decided not to exercise the options by the Management Committee.

(b)
Term: The Second Option shall be exercised within 60 days as from receipt of the Feasibility Study by Lacus. For such purpose, LI3 shall furnish Lacus with an Exercise Note, indicating the date on which the Second Option will be exercise by LI3, at least 5 days in advance to the exercise date.

(c)	Exercise Price: US$2,200,000.00, to be paid as of the exercise date.

(d)
Option’s rights: Upon (i) exercise of the Second Option by LI3, and (ii) payment of the Second Option’s exercise price, Lacus shall transfer to LI3 twenty percent (20%) of the issued and outstanding shares of the Newco.

5.4	Third Option.

(a)	Prior Conditions to keep and maintain the exercise in force: In order to exercise the Third Option, LI3 must have complied with the following prior conditions:

(i)	LI3 and Lacus shall bring any acreage in the Properties to the commencement of Commercial Production.

(ii)
LI3 shall provide evidence to Lacus –from time to time- that LI3 is in the process of arranging the required financing -or with own funds- in order to bring any acreage in the Properties to the commencement of Commercial Production, provided that if debt financing is obtained from a major financial entity, Lacus will have its interest subordinated to such major financial entity.

(iii)	LI3 must have complied with the payments of the Mining Fee.

(b)
Term: The Third Option shall be exercised within 30 days as of providing sufficient evidence to Lacus that LI3 will obtain the required financing as indicated in (ii) hereinabove. For such purpose, LI3 shall furnish Lacus with an Exercise Note, indicating the date on which the Third Option will be exercise by LI3, at least 5 days in advance to the exercise date.

(c)	Exercise Price: US$5,000,000.00, to be paid as of the exercise date.

(d)
Option’s rights: Upon (i) exercise of the Third Option by LI3, and (ii) payment of the Third Option exercise price, Lacus shall transfer to LI3 ten percent (10%) of the issued and outstanding shares of the Newco.

5.5
Option is Option Only. Except with respect to the payment by LI3 of the amounts set forth in Section 4, the remaining payments under this Agreement shall be regarded as conditions required for the maintenance and exercise of the Option in good standing until duly exercised by LI3, but not as an obligation of LI3, and therefore LI3 will be entitled to decide, at any time and at LI3’s sole discretion, to discontinue and/or interrupt any disbursement set forth hereunder.

5.6
Voluntary Termination of First Option by LI3. LI3 may, at any time, by written notice to Lacus (with copy to the escrow agent), elect to terminate the First Option, provided that in such case the payments referrer to in Section 4, which are held in escrow pursuant to Section 8, will be released in favor of Lacus, in accordance with the terms and conditions foreseen under Lacus Escrow Agreements.

5.7
Obligations of LI3 Upon Termination of First Option. Upon the termination of the First Option for any reason whatsoever other than the exercise thereof by LI3 in accordance with the provisions hereof, LI3 will :

(a)	Transfer to Lacus on a sunk cost basis the AMI Properties acquired by LI3 in the terms and conditions set forth in Section 7.1.

(b)	Cause the service provider under the Services Agreements to:

(i)
leave the Properties in good standing as at the effective date of termination, free and clear of all liens, charges, and encumbrances arising from operations by or on behalf of LI3, in a safe and orderly condition and in a condition which is in compliance with all applicable laws including, without limitation, with respect to reclamation and rehabilitation and including the clean-up and removal of any hazardous waste from the Properties that was introduced by or on behalf of LI3;

(ii)
make available for pick up by Lacus, at the place of storage, all available samples, drill chips, core and cuttings, sample rejects and pulps, and any other physical material removed by or for LI3 from the Properties. All such information will be provided by LI3 without any representations as to the accuracy or correctness thereof;

(iii)	comply with all obligations, and make all payments, accrued as of the date of termination with respect to the Properties;

(iv)
unless otherwise specified by Lacus, remove from the Properties, within three (3) months of the effective date of termination, all machinery, equipment, supplies and facilities erected, installed, or brought upon the Properties by or at the instance of LI3, for which purpose LI3 and its agents will have full rights to enter on the Properties, subject to compliance with applicable law.

SECTION 6 - COVENANTS

6.1	No Liens.

(a)	During First Exploration Phase. Lacus shall not, without LI3’s prior written consent, create or permit any Liens upon the Properties or any shares of Newco.

(b)
During Second Exploration Phase. Neither Lacus nor LI3 shall, without obtaining the prior written consent of the other, create or permit any Liens upon (i) the Properties (which obligation shall be endorsed through the Newco) and (ii) Newco shares.

6.2
Duties and Obligations of Lacus.  During the First Exploration Phase Lacus shall have the duties and obligations to: (i) keep the Properties in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard; and (ii) conduct all work on or with respect to the Properties in a careful and minerlike manner and in accordance with the Applicable Laws of the jurisdiction in which the Properties are located.

6.3
Maintenance of the Properties.  During the First Exploration Phase, Lacus shall keep and maintain the Properties in good standing and existence with the relevant mining laws, including all payment of the Mining Fee.

6.4
Access Permits. Lacus will take all necessary measures to obtain the relevant consent from the surface landowners to access the surface properties for purposes of developing all works foreseen hereunder

6.5
Amendment of Category of Minerals. Prior to the Closing Date, Lacus shall have made all relevant efforts in order to have the category of mineral as evidenced in the mining files related to the Properties amended in order to reflect that in such Properties there have been indications of "lithium" and therefore, the concessions should be related to First Category of Minerals and not only Second Category of Minerals.

6.6
Notices.  During the First Exploration Phase, each of Lacus and LI3 shall, in a timely manner, provide the other with copies of all notices and other documents it receives in respect of the Properties by any Person.

6.7
Newco Activity. Lacus shall incorporate the Newco prior to the exercise date the First option, provided that Lacus shall maintain the Newco with no corporate activity such time (including but not limited, the Newco shall have no indebtness, Claims, etc). For such purpose, as at the exercise date of the First Option, Lacus will furnish LI3 with a letter in relation to the Newco, addressing the customary representations and warranties of an M&A transaction.

SECTION 7 – FORMATION OF NEW ARGENTINE COMPANY

7.1	Newco. Unless otherwise determined by Lacus and LI3:

Prior to the exercise of the First Option the Lacus will incorporate a new company in Argentina (the “Newco”) to hold the Properties in accordance with this Section 7.1.

Upon the exercise of the First Option, Lacus will (i) transfer the Properties and the AMI Properties acquired by Lacus to the Newco and (ii) transfer to LI3 fifty-five percent (55%) of the issued and outstanding shares of the Newco, provided that at the time the Newco holds a one hundred percent (100%) undivided interest free and clear of all liens, charges, encumbrances, security interests, royalties and adverse Claims in and to the Properties and the AMI Properties, notwithstanding that registration with the relevant mining authorities might not be completed.

Concurrently with such transfers,(i) LI3 will transfer the AMI Properties acquired by LI3 to the Newco free and clear of all liens, charges, encumbrances, security interests, royalties and adverse Claims in and to such properties, notwithstanding that registration with the relevant mining authorities might not be completed. and (ii) LI3 and Lacus will enter in to a shareholders’ agreement setting forth their respective rights and obligations of the shareholders of Newco and the further exploration and development of the Properties, which provisions will be agreed in good faith by the Parties prior to the Closing following the term sheet attached as Schedule “X”.

Following the incorporation of Newco, the affairs of Newco will be governed by the terms and conditions set forth in Schedule “VII”.

Upon the exercise by LI3 of the Second Option and/or the Third Option, as applicable, the holdings of shares of Newco will be reorganized to reflect the respective revised percentage interests of each Party in the Newco.

7.2
Alternative Structure. Notwithstanding Section 7.1 hereinabove, the Parties could decide and implement (by mutual consent in writing) an alternative structure for purpose of holding the properties’ ownership and conducting the Mining Operations, in order to maximize tax efficiency.

SECTION 8 – ESCROW

As of the Closing Date, the Parties will enter into two escrow agreements in substantially the form attached hereto as Schedule "XII" (the "Lacus Escrow Agreements") whereby LI3 shall place on such date into escrow the aggregate sum of US$3,500,000.00, such aggregate sum to secure the following payments:

(a)	US$3,000,000.00 to secure payments set forth in Section 4(c)(iii) of this Agreement.

(b)	US$500,000.00 to secure payments set forth in Section 4(b) of this Agreement.

SECTION 9 – GUARANTEES

9.1	In order to protect LI3’s interests in respect to the Option and the Properties, Lacus shall grant to LI3 the following guarantees:

(a)
First Option Period. During the First Option Period, and until Lacus has (i) complied with the obligations set forth in Section 5.2(d) herein, (ii) furnished LI3 with the certificate issued by the Mining Authority evidencing that the Properties have been registered in favour of the Newco, complies with all mining obligations (“régimen de amparo”) and is free and clear of all Liens, charges, encumbrances, security interests, royalties and adverse Claims, and (iii) furnished LI3 with representation and warranty letter referred to in Section 6.7 hereof (the “Mortgage Secured Obligations”):

(i)
Mortgage: over the Properties, for an amount to be reasonably defined by LI3 prior to the Closing, guaranteeing compliance by Lacus to the Mortgage Secure Obligations, such mortgage to take effect on or prior to the Closing Date and to terminate upon the earlier of: (A) the expiry of the First Option Period, with the First Option not having been duly exercised, (B) the other termination of this Agreement with the First Option not having been duly exercised, unless terminated by LI3 due to Lacus’ fault, and (C) in the event the Fist Option is exercised by LI3, upon all Mortgage Secured Obligations have been duly fulfilled, at LI3’s satisfaction; and

(ii)
An Irrevocable Power of Attorney: in favour of LI3 to (i) transfer the Properties to the Newco and (ii) transfer fifty-five percent (55%) of the issued and outstanding shares of the Newco to LI3, upon the due exercise of the First Option, such power of attorney be issued on the Closing Date and to terminate upon the earlier of: (A) the expiry of the First Option Period, with the First Option not having been duly exercised, (B) the other termination of this Agreement with the First Option not having been duly exercised, unless terminated by LI3 due to Lacus’ fault, and (C) in the event the Fist Option is exercised by LI3, upon all Mortgage Secured Obligations have been duly fulfilled, at LI3’s satisfaction, and

(iii)
Escrow Agreement: to be drafted following the guidelines attached hereto as Schedule "XIII" (the "LI3 Escrow Agreement"), which is to be entered prior to payment of the First Option’s exercise price, whereby payment of the exercise price of the First Option will be withheld in escrow until all Mortgage Secured Obligations have been duly fulfilled, at LI3’s satisfaction.

(b)	Second Exploration Phase. In the event LI3 has exercised the First Option and all Mortgage Secure Obligations have been duly fulfilled, at LI3’s satisfaction:

(i)
Pledge: over thirty percent (30%) of the issued and outstanding shares of the Newco held by Lacus, such pledge to take effect upon the effective date all Mortgage Secure Obligations have been duly fulfilled, at LI3’s satisfaction, and to terminate upon the earlier of:

A.	The expiry of the term to exercise the Second Option or the Third Option, with the Second Option or the Third Option –as applicable- not having been duly exercised.

B.	The other termination of this Agreement with the Second Option or the Third Option –as applicable- not having been duly exercised, unless terminated by LI3 due to Lacus’ fault.

C.
For twenty percent (20%) of Newco shares, in the event the Second Option is exercised by LI3, upon transfer to LI3 of the additional twenty percent (20%) of the issued and outstanding shares of the Newco (for greater certainty, the pledge will remain in full force regarding the remaining ten percent (10%) of Newco shares);

D.
For the remaining ten percent (10%) of Newco shares, in the event the Third Option is exercised by LI3, upon transfer to LI3 of the additional ten percent (10%) of the issued and outstanding shares of the Newco; and

(ii)
Irrevocable Power of Attorney: in favour of LI3 to transfer: (A) twenty percent (20%) of the issued and outstanding shares of the Newco held by Lacus to LI3, upon the due exercise of the Second Option, and (B) ten percent (10%) of the issued and outstanding shares of the Newco held by Lacus to LI3, upon the due exercise of the Third Option; such power of attorney be issued upon the effective date all Mortgage Secure Obligations have been duly fulfilled, at LI3’s satisfaction, and to terminate upon the earlier of: (A) the expiry of the term to exercise the Second Option and/or the Third Option, with such options not having been duly exercised; (B) the other termination of this Agreement with the Second Option and/or the Third Option not having been duly exercised, unless terminated by Lacus due to Lacus’ fault; and (C) in the event the Second Option and the Third Option are exercised, upon transfer of the twenty percent (20%) and the ten percent (10%) of the issued and outstanding shares of the Newco held by Lacus to LI3.

9.2
Notwithstanding Section 9.1 hereinabove, in the event the Parties decide to implement an alternative structure as foreseen under Section 7.2 herein, the Parties may agree on a different set of guarantees for purposes of fitting the new elected structure.

SECTION 10 – EXPLORATION WORKS

10.1	During First Exploration Phase.

(a)
Working Right. Lacus hereby grants to LI3 the irrevocable right to access the Properties as form the Effective Date until the date on which the First Option is Exercised (unless termination of the Agreement) to conduct exploration works solely through the Services Agreements, in respect of, and to have quiet and exclusive right  to access to the Properties (the "Working Right").

(b)
Right to access. The right to access the Properties shall also comprise LI3’s officers, agents, employees and independent contractors, provided that Lacus shall be under no liability to LI3 for any personal injuries, including, without limitation, death or for any damage to the property of LI3, unless such injury or damage is due to the gross negligence or wilful misconduct of Lacus, its employees or agents.

(c)
Services Agreements. For purpose of performing the exploration, the Parties herby agree to enter into the Services Agreements detailed hereinbelow, pursuant to which Lacus will perform certain exploration works in the Properties during the First Exploration Phase, provided that no products will be taken from the Properties during the First Exploration Phase without LI3 consent, which consent is at the sole discretion of LI3:

(i)
Service Agreement I: (1) Term: to be entered as of Effective Date, and for a period of 6 months thereon; (2) Price: payment of the amounts set forth in Section 4(c)(i) and 4(c)(ii) (or any other amount that LI3 may fund at LI3’s sole option, within such time-frame) will be made under the Service Agreement I.

(ii)
Service Agreement II: (1) Term: to be entered as of Closing date, and to terminate on the earlier of the: (A) the expiry of the First Option Period, with the First Option not having been duly exercised, (B) the other termination of this Agreement with the First Option not having been duly exercised, and (C) in the event the Fist Option is exercised by LI3; (2) Price: payment of the amount set forth in Section 4(c)(iii) (or any other amount that LI3 may fund at LI3’s sole option, within such time-frame) will be made under the Service Agreement II.

(d)
Exploration Works Standards. All work done by Lacus during the First Exploration Phase and its agents and contractors will be done in accordance with good and prudent international mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations. Lacus will be responsible for obtaining and maintaining (and causing any agent, contractor or subcontractor engaged), if available on commercially reasonable terms, adequate insurance.

(e)
Executive Committee. All management decisions in connection with the exploration works to be performed within the First Exploration Phase will be decided by the Executive Committee, in the terms and condition set forth in Section 13 herein.

(f)
Work Plans and Budgets. Each work plan and budget will be prepared by the Person indicated by the Executive Committee in respect of each of activities that are planned to start in the following month and will contain an itemized budget and projection of Expenditures to be incurred until a common milestone is achieved, the nature of the work to be performed and the expected schedule of implementation (collectively, a “Work Plan”). Each such Work Plan will be submitted to the Executive Committee by delivery of such Work Plan to the members no later than 5 days prior to its discussion every month. The Executive Committee will meet within the following 5 days prior to the commencement of the period to which the proposed Work Plan relates to approve, modify or reject the proposed Work Plan.

10.2
After First Exploration Phase. As from the exercise of the First Option the Mining Operations in the Properties will be conducted by the Newco, in accordance with the decisions adopted by the Management Committee, which governing rules are attached hereto as Schedule “VII” and which could be further defined and described by the Parties as of the Closing..

SECTION 11 – COSTS AND EXPENDITURES

11.1	During First Exploration Phase.

(a)	Expenditures:

(i)
LI3. LI3 shall bear the Expenditures, up to the amount set forth in Section 4(c) as Work Commitments, which is to be paid under the Services Agreements, provided that LI3 shall not obligated to fund any other Expenditures in respect to the Properties other than as set out hereinabove.

(ii)	Lacus. Lacus shall not be obligated to fund any Expenditures in respect to the Properties.

(b)	Mining Fee: LI3 shall bear the costs of the mining fee of the Properties.

Notwithstanding the foregoing, Lacus shall be responsible for performing these payments under the files as stated in Section 15.1(a) herein.

(c)	Third Parties Options Payments: LI3 shall bear the costs for the Third Parties Option Payments.

Notwithstanding the foregoing, Lacus shall be responsible for performing these payments under the Third Parties Option Agreements. For such purpose, Lacus shall inform LI3 regarding any payments due with an anticipation of one month in order to have enough time to anticipate the funds in due time.

After payment by Lacus, Lacus shall furnish LI3, within 10 calendar days from the applicable payment, with copy of the relevant receipt evidencing payment thereof.

(d)	Newco: the costs and expenses derived form the incorporation of the Newco will be borne by LI3.

(e)	Transfer of the Properties: the costs and expenses derived form the transfer of the Properties from Lacus to the Newco will be borne by Parties.

(f)	Transfer of the Shares: the costs and expenses derived form the transfer of Newco’s shares held by Lacus to LI3, upon exercise of the Option by LI3, will be borne by LI3..

(g)
Guarantees by Lacus: the costs and expenses arising from having the guarantees set forth under Section 9.1 herein in place, including but not limited to notary and escrow agent fees, will be borne by LI3.

(h)
Lacus Escrow Agreements: the costs and expenses arising from having the Lacus Escrow Agreements (as set forth under Section 8 herein) in place, including but not limited the escrow agent fees, will be borne by Lacus.

11.2	During Second Exploration Phase. During the Second Exploration Phase all Expenditures will be borne by LI3, provided that for such purpose LI3 will fund the Newco.

Newco’s funding by LI3 will not dilute Lacus’ pro rata participation in Newco, and for such purposes the Parties will agree on the most efficient legal an tax scheme to implement such funding and not diluting Lacus’ participation in Newco.

Notwithstanding the foregoing, LI3 will be able to decide whether to incur or not in such Expenditures at LI3’s sole option –in accordance with the allocation guidelines dictated by the Management Committee-, provided that the foregoing shall not be construed that LI3 is obliged to incur in any Expenditure.

11.3
After Second Exploration Phase. As from expiration of the Second Exploration Phase each Party will thereafter be responsible for its pro rata share of all Expenditures that may arise, provided that to the extent it is feasible such Expenditures will be borne with Newco’s cashflow.

In the event Newco’s cashflow is not enough to cover all Expenditures (including repayment of the financing obtained in pursuant to Section 5.4(a)(ii) herein), the Parties will have to capitalize the Newco (or otherwise provide the Newco with sufficient funds) in order to allow the Newco to cover such Expenditures, provided that failure to comply with such obligation will result in application of Section 17.4 herein.

For purposes of certainty, all cost and expenditures derived from the financing incurred pursuant to Section 5.4(a)(ii) herein, including but not limited to repayment of principal and interests thereunder, and all cost and expenditures derived from entering into such agreement (including but not limited to notary and legal fees) shall be deem to have been incurred after expiration of the Second Exploration Phase.

SECTION 12 – CLOSING

12.1
Closing The transaction shall be completed at 10:00 a.m. Buenos Aires time (the “Closing Time”), on the Closing Date, at the offices of HOLT Abogados, located at Av. Santa Fe 1592, 4th Floor, Buenos Aires, Argentina or at such other time or at such other location as may be mutually agreed upon in writing by the Parties hereto, but in any event the Closing Date shall be no later than 90 calendar days following the Effective Date, subject to any extensions that may be granted in by LI3 or as the Parties may otherwise agree in writing.

12.2	Closing Documents. At the Closing Time, Lacus shall deliver or cause to be delivered to LI3 at the place of the Closing the following closing Documents:

(a)
a certificate signed by Lacus, dated as of the Closing Date confirming the truth and accuracy, in all material respects of Lacus’ representations and warranties as set out in this Agreement, on and as of the Closing Date, and that the covenants and agreements of Lacus to be observed and performed at or before the Closing pursuant to this Agreement have been duly observed and performed in all material respects;

(b)	sufficient evidence that Lacus has complied with the covenant set forth in Section 6.5 hereof.

(c)
an opinion dated the Closing Date, from counsel for Lacus in such form as is satisfactory to LI3, such opinion to confirm that as of the Closing Date the mining claims comprising the Properties have been validly located and recorded in accordance with all Applicable Laws and Lacus is the sole recorded and beneficial owner of the Properties;

(d)
a certificate issued by the Mining Authorities evidencing that the Properties are in good standing, have been registered in favour of Lacus, compliy with all mining obligations (“regimen de amparo”) and are free and clear of all Liens, charges, and encumbrances;

(e)	the Guarantees set forth in Section 9.1(a)(i) and 9.1(a)(ii) herein;

(f)	a Power of Attorney, pursuant to Section 15.3 hereof.

(g)	evidence that the Properties have been surveyed and registered as mines in accordance with Applicable Laws, and therefore eligible to me mortgaged, at LI3’s satisfaction.

At the Closing Time, LI3 shall deliver or cause to be delivered to Lacus at the place of the Closing a certificate signed by LI3, dated as of the Closing Date confirming the truth and accuracy, in all material respects of LI3’ representations and warranties as set out in this Agreement, on and as of the Closing Date, and that the covenants and agreements of LI3 to be observed and performed at or before the Closing pursuant to this Agreement have been duly observed and performed in all material respects;

12.3
Sign Off. At the Closing Time, Lacus and LI3 will sign off a version of the following documents, which final version will be executed by the Parties in the relevant dates in substantially the form signed off as of Closing Date:

(a)	Newco’s By-Laws;

(b)	Shareholders Agreement;

(c)	Guarantees set forth in Section 9.1(b)(i) and 9.1(b)(ii).

(d)	LI3 Escrow Agreement, pursuant to Section 9.1(a)(iii) hereof.

(e)	Full version of Management Committee Rules, to be drafted following the general terms and conditions attached hereto as Schedule “VII”.

12.4	Execution Agreements. At the Closing Time, Lacus and LI3 will execute the following agreements:

(a)	Services Agreement II; and

(b)	Lacus Escrow Agreements.

12.5
Non-Performance of Conditions.  In the event that any of the conditions set forth in this Section 12 of this Agreement shall not be fulfilled and/or performed at or before the Closing Time, Lacus will be subject to a daily penalty of US$1,000.00.

Notwithstanding the foregoing, LI3 may terminate this Agreement by notice in writing to Lacus and LI3 shall thereupon be released from all obligations under this Agreement, and LI3 may refer the matter to arbitration pursuant to Section 18.7, seeking such relief as it may deem appropriate.

SECTION 13 – EXECUTIVE COMITEE

13.1
As of Effective Date and during the First Exploration Phase, the exploration works until exercise of the First Option, will be governed by a board of members (the “Executive Committee”), which will consist of two (2) members, nominated by LI3 and Lacus respectively and that would also be entitled to nominate two alternates that would replace the members in case of absence or incapacity.

13.2	The Executive Committee will meet at least once every month either with the members being present or by phone or videoconference and written minutes will be kept evidencing the decisions taken.

13.3
Each member will, through its representative, have a vote in the Executive Committee meetings. Decisions shall be unanimous. In the event of a deadlock, the dispute which is the subject of the deadlock will be referred to an arbitrator and since such dispute could mainly relate to technical matters in connection with the exploration and development of the Properties, the arbitrator will be a qualified professional engineer or geoscientist as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, with recognized expertise in the exploration and development of mineral deposits that would be elected by the Parties

13.4
The main task of the Executive Committee would be to determine the general policies, objectives, proceedings, methodology and actions related to this First Exploration Phase including though not limited to:

(a)
the discussion and approval of a budget and Work Plan for the exploration works once a month. Once the budget has been duly approved by the Executive Committee then this will be reflected in the relevant minute and informed in order for the funds to be advanced in due time;

(b)
the strategy related to community relations for the Properties during the First Exploration Phase and also considering the actions that would continue through the Second Exploration Phase, as well as any expenses related to any community relations issues that may arise at any time in connection with the Properties;

(c)
the strategy related to the handling of the mining files related to the Properties, including though not limited to applications of easements, extending the Properties, acquisition of surface land, etc.;

(d)
the strategy and decisions related to the Third Parties Option Agreements in place and therefore the decision regarding the payments to be made in each agreement and/or the decision to terminate such agreements;

(e)	to appoint a technical committee

among any other issues that the members of the Executive Committee may understand necessary for the First Exploration Phase.

SECTION 14 – ACCESS TO DATA AND CONFIDENTIALITY

As of Effective Date Lacus will provide to LI3 access to, or copies of, all existing data of the Properties, which will (subject to the provisions of this paragraph) be held in confidence by the LI3.

As of Closing Date, Lacus will disclose and provide to LI3 the available results on new samples taken on the period comprised between the Effective Date and Closing Date, in line with the terms and conditions set forth in the Services Agreement I.

As of Closing Date Lacus will provide to LI3, upon request, access to all reports, maps, sections, drill logs, assay results, core, sample pulps, studies and all other records or data (paper or electronic) and physical samples or material with respect to all work performed on or concerning, or extracted from, the Properties, to the extent the same are in the Lacus’ possession or control (collectively, the “Properties Data”). Each Party will be entitled to take copies of all Properties Data from time to time. All existing data, Properties Data and any other non-public information with respect to the Properties and the activities of the Parties thereon generated pursuant to this Agreement will be held in confidence, subject to the right of any party to release any such information as required by applicable law or the rules, regulations, bylaws, policies and listing agreements of any stock exchange upon which the shares of a party (or any of its affiliates) are listed, including laws, rules, regulations, bylaws, policies or instruments which require the disclosure of such information in connection with completing a financing of a Party or the filing of an annual information form of a Party. If a party (or any of its affiliates) proposes to issue a press release or other public disclosure, it will provide a copy of such disclosure to the other parties not less than two (2) business days prior to the proposed release, filing or dissemination thereof, and such parties will have the right to review and provide comments on any such disclosure to the disclosing party. The disclosing party is obligated to consider all such comments in good faith.

SECTION 15 – MANAGEMENT OF THE PROPERTIES

15.1
Lacus shall have the obligation to keep the Properties in good standing according to Applicable Laws.  In this sense, the Mining Fee and the investments plan obligations are to be complied with for the Properties in due time.

In this regard, it is expressly agreed that:

(a)
evidence of the Mining Fee payments will be provided to LI3 on each opportunity of payment.  LI3 shall be responsible for the costs involved to keep the Properties in good standing as of the Closing Date and Lacus shall inform LI3 regarding any payments due with an anticipation of one month in order to have enough time to anticipate the funds in due time. After payment by Lacus, Lacus shall furnish LI3, within 5 calendar days from the applicable payment, with copy of the relevant receipt evidencing payment thereof.

(b)
in connection with the investment plan, if the obligation to file such plan in connection with the Properties or some of the Properties is due prior to exercise of the First Option, then the Executive Committee will agree and decide on the content and scope of such investment plan or plans as required by Applicable Laws.

(c)
the strategy to manage the Properties and therefore any mandatory or non mandatory filings or presentations to be made in the files will be expressly agreed and discussed within the Executive Committee.

15.2
The Executive Committee will have the right at any time during the First Exploration Phase to decide whether any Properties are to be excluded or extended or in other way decide regarding the strategy to manage and handle the Properties, eg. formation of a mining group, application of easements to develop mining infrastructure, etc.

15.3
In connection with the maintenance of the Properties in good standing and for all legal purposes, Lacus grants an Irrevocable Power of Attorney to LI3 in order to directly exercise any actions that may be required to keep the Properties in good standing and/or to cure any omission incurred by Lacus in connection with such actions.

SECTION 16 – AREA OF MUTUAL INTEREST

The Parties agree that any acreage outside the Properties within the three Salars, identified as Centenario, Pocitos and Rincón Salars and as described in Schedule “II” constitutes an area of mutual interest where acquisitions or disposition of AMI Properties will be coordinated and agreed by the Executive Committee

It is further agreed that such area of mutual interest (“AMI”) will only include lithium and potash mining properties which are in an early stage of exploration and therefore the Parties will not be prevented from entering into agreements with other third parties regarding projects which are excluded from the AMI and/or projects that are not in an early stage of exploration and/or which do not relate to lithium or potash, except for any properties related to the Third Parties Option Agreements while in force.

In the case LI3 decides to develop any other project in the vicinity of the AMI, LI3 shall always make the best efforts to allow the different projects to reach Commercial Production and mutually benefit from infrastructure, water, etc.

SECTION 17 – RELATIONSHIP BETWEEN THE PARTIES AS FROM EXPIRATION OF SECOND EXPLORATION PHASE

17.1	Governing Body. The Mining Operations in the Properties will be conducted by the Newco, in accordance with the Shareholders´ Agreement and the decisions adopted by the Management Committee.

17.2	Expenditures. Each Party will thereafter be responsible for its pro rata share of Expenditures, as stated in Section 11.3 hereof.

17.3
Funding of Newco. Funds required by Newco for its operations and for payment of expenditures and any other expenses in connection with the Properties and operations thereon will be advanced to Newco by the Parties in such manner (i.e. by way of shareholder loans, subscriptions for additional shares of Newco or other procedure) as determined by the Management Committee, which will determine the most tax-efficient method for the making of such advances, taking into account the potential repayment thereof.

17.4
Failure in Funding the Newco. Failure by a Party to provide its share of a cash call funds within the term indicated by the Shareholders´ Agreement and the Management Committee will be deemed to be an election by such Party that it is not participating in such cash call and the Management Committee will be entitled to invite the other Party to contribute such shortfall, provided that such action would result in a dilution of the interest of the relevant Party in the Newco.

17.5	Dilution to Net Profits Interest

(a)
Upon the dilution of the shareholding participation of a Party to less than ten (10%) percent, such Party will have to transfer all of its Newco’s shares to the other Party, in consideration of a right to receive payments from Newco equal to a percentage  of the net profits from the operation exclusively of the Properties (such term and percentage to be defined by the Parties as of the Closing) - and without taking into account any profits derived from operations being conducted in combination with other mining properties.

(b)
Upon the dilution of the shareholding participation of a Party to less than fifteen (15%) percent and provided that Section 17.5(a) does not apply, such Party will have the option –at its sole discretion- to transfer all of its Newco’s shares to the other Party, which consideration or parameters for such shall be defined by the Parties as of the Closing..

(c)
Following a transfer pursuant to Section 17.5(a) or 17.5(b) above, the Party holding the net profits interest pursuant to Section 17.5(a) or beneficiary of the benefit or consideration pursuant to Section 17.5(b) will no longer be a Party neither a shareholder of the Newco, provided that the foregoing will not relieve such Party of its share of any liability, whether it accrued before or after reduction or conversion, arising out of operations conducted prior to such reduction or conversion. A former Party’s share of such liability will be equal to its pro rata share interest at the time that such liability was incurred.

SECTION 18 - GENERAL BUSINESS CONDITIONS

18.1	Payments.

(a)
All payments to be made by LI3 under this Agreement will be paid in U.S. dollars, in immediately available funds, by wire transfer to the account indicated in Schedule “XVI” hereto or to such other bank account located overseas instructed by Lacus in writing.

(b)
In the event a payment is to be made in Argentina, it shall be construed that such payment has been made in U.S. dollars if the relevant payment is made in Pesos, at the exchange rate published by the Banco de la Nación Argentina for dollar bills vendor type on the day prior to the payment date.

(c)	Notwithstanding Section 18.1(a) and 18.1(b) hereinabove,

(i)
LI3 will have the option, at LI3’s sole and absolute discretion, to pay up to thirty percent (30%) of the amount referred to in Section 5.3(c), in restricted shares of LI3’s common stock (“LI3 Shares”).

(ii)	LI3 will be able, upon Lacus’ written consent (to be granted at Lacus’ sole and absolute discretion), to pay all other amounts under this Agreement, in restricted LI3 Shares.

(d)	For purposes of Section 18.1(c) above:

(i)
The number of LI3 Shares issuable to Lacus pursuant to Section 17.1(c) above shall be calculated using the weighted average trading price of LI3 shares on the relevant exchange for the thirty day period preceding the payment date.

In the event of a change in capitalization affecting the LI3 Shares, such as a subdivision, consolidation or reclassification of the shares or other relevant changes in shares, including any adjustment arising from a merger, acquisition or plan of arrangement, such proportionate adjustments, if any, appropriate to reflect such change shall be made with respect to the number of shares to be issued to Lacus pursuant to this Agreement.

(ii)
The Parties acknowledge that the shares to be issued and delivered pursuant to this Agreement will, when issued, be restricted securities subject to a hold period under Applicable Law, particularly the US Securities Laws.

(e)	Representations Relating to Lacus’s Acquisition of the LI3 Shares.

(i)
Lacus is acquiring the LI3 Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.  Lacus understands and acknowledges that the LI3 Shares have not been registered under the Securities Act or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  Lacus further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the LI3 Shares.

(ii)	Lacus understands that an active public market for LI3 Common Stock may not now exist and that there may never be an active public market for the LI3 Shares acquired under this Agreement.

(iii)
Lacus either (i) is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act or (ii) is not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and, in each case, shall submit to LI3 such further assurances of such status as may be reasonably requested by LI3.

(iv)	Lacus, if a non-U.S. Person, agrees that it is acquiring the LI3 Shares in an offshore transaction pursuant to Regulation S and hereby represents to LI3 as follows:

A.	Lacus is outside the United States when receiving and executing this Agreement;

B.
Lacus has not acquired the LI3 Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the LI3 Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the LI3 Shares; provided, however, that Lacus may sell or otherwise dispose of the LI3 Shares pursuant to registration of the LI3 Shares under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

C.
Lacus understands and agrees that offers and sales of any of the LI3 Shares prior to the expiration of a period of one year after the Closing Date (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws;

D.
Lacus understands and agrees not to engage in any hedging transactions involving the LI3 Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act; and

E.
Lacus hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the LI3 Shares or any use of this Agreement, including: (a) any applicable legal requirements incumbent upon Lacus within its jurisdiction for the purchase of the LI3 Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that Lacus may need to obtain; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the LI3 Shares. Lacus’s subscription and payment for, and its continued beneficial ownership of the LI3 Shares, will not violate any applicable securities or other laws of Lacus’s jurisdiction.

(v)
Lacus represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with it, nor any Person having a beneficial interest in it, nor any Person on whose behalf Lacus is acting: (i) is a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in LI3 pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Lacus”). Lacus agrees to provide LI3, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. Lacus consents to the disclosure to U.S. regulators and law enforcement authorities by LI3 and its affiliates and agents of such information about Lacus as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. Lacus acknowledges that if, following its investment in LI3, LI3 reasonably believes that Lacus is a Prohibited Lacus or is otherwise engaged in suspicious activity or refuses to promptly provide information that LI3 requests, LI3 has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require Lacus to transfer the shares of Common Stock.  Lacus further acknowledges that Lacus will have no claim against LI3 or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(vi)
Lacus realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by LI3, LI3’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the LI3 Shares.

(vii)
Lacus acknowledges and agrees that LI3 is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 144(i) under the Securities Act, securities issued by a current or former shell company (such as the LI3 Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which LI3 files current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for the LI3 Shares set forth below cannot be removed except in connection with an actual sale meeting the foregoing requirements.

18.2	Indemnity.

(a)
Indemnity Provision. Each of Lacus’ and LI3’s representations and warranties set out in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement have been relied on by LI3 and/or Lacus, as applicable, in entering into this Agreement and shall survive the execution and delivery of this Agreement and completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the respective Party, shall continue in full force and effect for the benefit of the respective Party for a period of five (5) years after termination of this Agreement, after which, unless a Claim has been made in writing hereunder by one Party against another Party, no Party shall have any further obligation or liability to the other Parties.  Each Party (the "Indemnifying Party") shall indemnify and hold harmless the other Party and such Party's officers, directors, employees and shareholders (collectively, the "Indemnified Parties"), from and against any and all Claims suffered or incurred by any Indemnified Party at any time as a result of any misrepresentation or breach of representation, warranty, covenant or obligation contained in this Agreement or arising out of activities by the Indemnifying Party on the Properties.

(b)
Procedure for Indemnification.  If any Claim is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such Claim shall promptly be given to the Indemnifying Party.  The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the Claim, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnified Party's choice.  Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a Claim in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defence, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of Claims against the Indemnified Party which has arisen out of the indemnified Claim or demand.

18.3	Confidentiality.

(a)
Confidential Information.  Except as otherwise provided in this Section 18.3, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Party in connection with this Agreement shall be treated by the Parties as confidential ("Confidential Information") and no party shall reveal or otherwise disclose such Confidential Information to third parties except as required, or permitted, by the Agreement without the prior written consent of the other Party, not to be unreasonably or arbitrarily withheld or delayed.  Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a party, shall no longer be treated as Confidential Information.

(b)
Affiliates.  The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Parties may engage and to employees and consultants of the Parties or to any third party to which a Party contemplates the transfer, sale, assignment, encumbrance or other disposition of all or part of its rights and interest hereunder or in the Properties pursuant to and in accordance with the provisions of this Agreement or with which Party or its Affiliate contemplates a merger, amalgamation or other corporate reorganization, provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business "need to know" shall be disclosed and the Person to whom disclosure is made shall first undertake in writing to protect the confidential nature of such Confidential Information at least to the same extent as the Parties are obligated under this Section 18.3.

(c)
Disclosure.  In the event that a Party is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by Applicable Laws, rule or regulation, the Party so required shall immediately notify the other Party of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission.  The other Party shall have the right not less than one (1) Business Day prior to such disclosure to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such party shall, in its sole discretion, determine, provided that this Section 18.3 shall not apply and shall not operate to in any manner restrict or prohibit the continuous disclosure obligations of any Party under the terms of any Applicable Laws.  In addition, where there is no legal requirement that a Party identify the other in a public announcement or statement to be made, such public announcement or statement shall not be made or released without the consent of the other Party, such consent not to be unreasonably withheld.

(d)
Exceptions.  Notwithstanding the provisions of this Section 18.3 above, LI3 acknowledges and agrees that, throughout the term of this Agreement, Lacus shall be free to disseminate news on a reasonable schedule and basis, in accordance with appropriate Laws, provided that LI3 has the opportunity to promptly review and comment on said news release within one (1) Business Day prior to its dissemination.  Similarly, LI3 shall be free to disseminate news on a reasonable schedule and basis, in accordance with appropriate Laws, provided that Lacus has the opportunity to promptly review and comment on said news release within one (1) Business Day prior to its dissemination.

18.4
Default. If any Party defaults in the performance of any of its obligations hereunder, the Party affected by such default may give notice to the defaulting Party, and if the defaulting Party does not cure such default within:

(a)	in the case of a default by LI3 of any of payment hereunder, fourteen (14) days, or

(b)
in the case of any other default, thirty (30) days, provided that if any such default (other than with respect to the payment of monies) is, by its nature, not able to be cured within a thirty (30) day period, and the party in default commences reasonable steps to begin to cure such default within the thirty (30) day period specified in this subparagraph (b), such Party will be allowed such additional time as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period, but not to exceed ninety (90) days, after receipt of such notice, then:

(c)
if the affected party is Lacus and the uncured default is a default by LI3 pursuant to any of the provisions specified in subparagraph (a) prior to the exercise of the First Option, Lacus may terminate the First Option; or

(d)
if Lacus elects not to terminate the First Option pursuant to subparagraph (c), or in the case of any other default which is not cured, the affected Party may refer the matter to arbitration pursuant to Section 18.7, seeking such relief as it may deem appropriate.

18.5	Governing Law. This agreement will be governed by and interpreted in accordance with the laws of Nevada, United States of America

18.6	Assignment.

(a)
No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party and any attempted assignment without the required consent shall be void; provided, however, that the LI3 may exercise, comply with and enforce –at LI3’s sole discretion- any LI3’s right and obligation hereunder through an Argentine’s Affiliate, including but not limited to (i) payments foreseen hereunder, and (ii) holding of Newco’s shares.

Except pursuant to an assignment by a Party that is expressly permitted by the immediately preceding sentence, no assignment of any obligations hereunder shall relieve the Parties of any such obligations.

(b)	As form the Second Exploration Phase, assignment of rights and obligations by the Parties hereunder will be governed by the Newco’s by-law and the Shareholders Agreement.

18.7
Arbitration. The Parties shall attempt to resolve any dispute, controversy or claim (each, a "Dispute") arising directly or indirectly out of this Agreement within forty five (45) calendar days after either of them provides notice to the other; provided, however, that any Dispute not resolved by the Parties within such forty five (45) calendar day period shall be solely and finally settled by arbitration in New York in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The Dispute will be settled by a single arbitrator appointed by agreement of the Parties within ten (10) days counted as from the lapsing of the thirty (30)-day term established for the answer of the "Request for Arbitration" submitted by plaintiff, or by the President of the International Chamber of Commerce lacking such agreement. The arbitrator shall be fluent in the English language and familiar with international commercial transactions. The arbitration proceeding will be held in the English language and all opinions and awards will be issued in English. The costs of the arbitration and enforcement of the award shall be an issue determined by the arbitrator. The Parties hereby waive their right to submit any such Dispute to any other court or jurisdiction that may apply for.

18.8
Force Majeure. No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an “Intervening Event”) including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses, or non-availability of materials, supplies, labour or transportation. All time limits imposed by this agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event. A party relying on an Intervening Event will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

18.9	Adverse Claims as to Title to the Properties. If during the First Exploratory Period there are any adverse claim or claims respecting:

(a)	the Properties which does not arise from LI3's activities on the Properties; or

(b)	defects of title affecting all or a portion of the Properties,

(each, an “Adverse Claim”) Lacus will, at its sole expense, take immediate steps to defend against, settle or resolve any such Adverse Claim, and will continue to take all such actions, in a timely manner, as may be reasonably necessary in that regard until such time as such Adverse Claim is judicially or otherwise fully settled and determined. Lacus will save LI3 harmless from and will indemnify LI3 from and against any loss resulting from any Adverse Claims. If Lacus is unable or refuses to timely defend against, settle or resolve any Adverse Claim, LI3 may, without affecting Lacus' obligations hereunder, at its election, take steps to defend against, settle or resolve such Adverse Claim and, if it does so, upon such Adverse Claim being judicially or otherwise fully settled and determined, Lacus will fully reimburse LI3 for all reasonable and necessary costs incurred for that purpose, plus interest thereon at the 2% monthly rate from the date such costs are incurred until reimbursed (and, without limitation as to exercise of other remedies, LI3 may recover such costs, including reasonable legal fees and court costs, by way of set-off against any amounts otherwise payable by LI3 to Lacus hereunder.

SECTION 19 - GENERAL CLAUSES

19.1
All notices under this Agreement shall be in the English language and shall be in writing and personally delivered during the usual working hours or given by registered airmail, facsimile, cable or telex -acknowledged by answer back- addressed to the Parties at the addresses set forth hereinbelow, or to such other address of which any Party may advise the others in writing. Notices will be deemed given when received. If notice is sent by facsimile, cable or telex, a confirming copy of the same shall be sent promptly by airmail to the same address:

If to the LI3:

Li3 Energy, Inc.
Av. Pardo y Aliaga 699 Of. 802
San Isidro, Lima
Perú
Attn:  Luis Saenz, Chief Executive Officer
Facsimile: 51-1 421-1649

with a copy to (which shall not constitute notice hereunder):

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn:  Adam S. Gottbetter, Esq.
Facsimile:  (212) 400-6901

and

HOLT Abogados
Santa Fe 1592, 4th Floor
(C1060 ABO) Buenos Aires, Argentina
Attn: Florencia Heredia
Facsimile: 54 11 5235 0235

If to Lacus:

Lacus Minerals S.A.
Esmeralda 819 1 B
C1007ABI Buenos Aires
Argentina
Attn: President / Vicepresident
Facsimile:  54 11 4800 1404

19.2
Failure by a Party to require the strict performance of any provision hereof or to exercise any right, power or remedy it may have upon any default, shall not entail waiver of any provision hereof or limitation of any consequent right of the Party to demand the fulfillment of the provisions hereof or to exercise any power or right.

19.3	No modification to this Agreement shall be valid unless it is made in writing and duly signed by all the Parties.

19.4
This Agreement shall be binding and shall inure to the benefit of the Parties and their successors and assigns, provided the assignment has been made in accordance with the terms set forth in Section 18.6.

19.5
Each of the Parties agrees to carry out such acts and sign such additional documents as may be deemed necessary or convenient by the Management Committee for the implementation of this Agreement or the accomplishment of its purposes.

19.6
Unless otherwise herein provided for, each Party shall have the right to, without consulting the other Party or Parties, engage in any other business in an independent manner, regardless of whether such business is competitive or not with the operations, and to receive full profits therefrom. No Party shall have any obligation as to the other Party in connection with opportunities to acquire rights or mining properties outside the AMI.

19.7
Unless otherwise provided for by the Parties in writing, none of the Parties shall be compelled to grind, crush, refine, melt or treat in any other manner in its proprietary or controlled plants, any Product under this Agreement or belonging to the other Party.

19.8
This Agreement, including the Exhibits hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes and replaces all prior discussions, communications, representations, agreements and understandings of every kind and nature between them.

19.9
The illegality or un-enforceability of any provision of this Agreement shall not affect the validity and enforceability of any legal and enforceable provisions hereof. The English language version of this Agreement shall govern and control any translations of the Agreement into any other language. Any captions used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof. In case of conflict between the text of this Agreement and any of the Exhibits attached hereto, the provisions hereof shall prevail.

19.10
The stamp tax, if applicable and to the extent applicable to this Agreement, shall be borne by the Parties in relation to their respective participation interests in the Newco after exercise of the First Option.

19.11	This Agreement shall become effective on the date written at the beginning of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF each of the Parties hereto have duly executed this Agreement as of the date first written above.

SIGNED, SEALED AND DELIVERED	)	LACUS MINERALS S.A.
in the presence of	)
)
)
	)	Per:	/s/ Beatriz Silvia Vásquez Nístico
	)		Name:
	)		Title:
	)		I have the authority to bind the Corporation
	)	LI3 ENERGY, INC.
)
)
	)	Per:	/s/ Luis Saenz
	)		Name:
	)		Title:
	)		I have the authority to bind the Corporation
)